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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, page 21, Consolidated Statements of Income for the year ended December 31, 1998, 1997 and 1996, included in this report as Exhibit 13.1.

             (Calculation)                                    (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period
=  Earnings Per Share




                                           December 31,
                                 1998          1997           1996
                               -------        -------       -------

Weighted Average
Shares Outstanding             1,257,252      1,257,252     1,257,252

Net Income                    $2,033,025     $1,930,568    $1,643,994

Per Share Amount                   $1.62          $1.54         $1.31



No common stock equivalents exist.